EXHIBIT 12.1

Michael A. Littman

Attorney at Law

P.O. Box 1839

Arvada, CO 80001

(720) 530-6184

malattyco@aol.com

February 17, 2022

TPT Global Tech, Inc.

501 West Broadway, Suite 800

San Diego, CA 92101

Re: TPT Global Tech, Inc.–Validity of Issuance of Series D Preferred Convertible Shares

Ladies and Gentlemen:

We have acted as special counsel to TPT Global Tech, Inc., a Florida corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A, Post-Qualification Amendment No. 6, (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of 7,600,000 shares of Series D Preferred 6% Cumulative Dividend Convertible Stock, par value $5.00 per share (the “Series D Preferred Convertible Shares”).

In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, the Series D Preferred Convertible Shares will be validly issued and fully paid and nonassessable.

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion herein as to any laws other than the Florida Business Corporations Act.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement. We also consent to the reference to our firm in the Offering Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Michael A. Littman

Michael A. Littman, Attorney at Law